EXHIBIT 5.1




                        [Letterhead of Conyers Dill & Pearman]




XOMA Ltd.
2910 Seventh Street
Berkeley, California 94710
USA


Dear Sirs

XOMA Ltd.

We have acted as special legal counsel in Bermuda to (the "Company") in connection with the. Registration Statement on Form S-3 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") relating to the registration under the U.S. Securities Act of 1933, as amended, of an aggregate of 2,139,000 common shares par value US$.0005 per share (the "Common Shares"), including 2,000,000 common shares issuable upon the conversion of the series B preference shares (the "Series B Preference Shares") to be issued upon conversion of the convertible subordinated notes issued by the Company pursuant to the Purchase Agreement (as defined below) and 139,000 common shares to be issued upon exercise of the Warrants (as defined below).

For the purposes of giving this opinion, we have examined the following documents:

(i) a facsimile copy of a Common Stock and Convertible Note Purchase Agreement (the "Purchase Agreement") dated as of 22 April 1996 between the Company and Genentech, Inc.;

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(ii) a facsimile copy of a Convertible Subordinated Note Agreement (the "Note
     Agreement") dated as of 22 April 1996 between the Company and Genentech, Inc. (as amended on 13 June 1996);

(iii) a facsimile copy of an Amendment to Common Stock and Convertible Note Purchase Agreement dated 24 April 1999 between the Company and Genentech, Inc.;

(iv) a facsimile copy of a Second Amendment to Convertible Subordinated Note Agreement dated 14 April 1999 between the Company and Genentech, Inc.;

(v) a facsimile copy of a form of the Common Share Purchase Warrant dated January 29, 1999 issued by the Company to each of Wharton Capital Partners Ltd. and Brown Simpson Asset Management LLC (the "Warrants");

The documents listed in items (i) through (v) above are herein sometimes collectively referred to as the "Documents", and the documents listed in items
(ii) and (iii) above are herein sometimes collectively referred to as the "1996 Documents" (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 19 July 1999, minutes of a meeting of its directors held on 25 May 1999 (the "Minutes"), the Company's 1998 Annual Report on Form 10-K filed with the Commission and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Documents by each of the parties thereto, except the Company; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that there are reasonable grounds for believing that prior to and immediately following the Company's entering into




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of the Documents, the Company is able to pay its liabilities as they fall due and the realisable value of the Company's assets is not less that the aggregate of its liabilities, issued share capital and share premium accounts;
(h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect of the Documents under the laws expressed to govern the same (the "Foreign Laws") in accordance with their respective terms, (j) that immediately prior to the Company's continuance to Bermuda the Series B Preference Shares of the Company were duly authorised, (k) that the 1996 Documents were duly authorised, executed and delivered by the Company and enforceable in accordance with the terms thereof prior to the Company's continuance to Bermuda, (l) that any net issuance pursuant to s.1.2 of the Warrants will be effected in accordance with the Companies Act 1981 and (m) that the Series B Preference Shares will be issued and paid for in accordance with the Documents.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available and (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Common Shares have been duly authorised in accordance with the Company's memorandum of continuance and bye-laws.




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2.   When issued in accordance with the terms of the Series B Preference Shares and the Warrants, the Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Risk Factors" and "Legal Opinions" in the Registration Statement.

Yours faithfully
CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN